Exhibit 5.1

111 SOUTH CALVERT STREET BALTIMORE, MD 21202 TEL (410) 659-2700 FAX (410) 539-6981 WWW.HHLAW.COM

February 25, 2004

Board of Directors

Strayer Education, Inc.

1100 Wilson Boulevard

Suite 2500

Arlington, VA  22209

Ladies and Gentlemen:

We are acting as special Maryland counsel to Strayer Education, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 3,450,000 shares of the Company’s common stock, par value $.01 per share, all of which shares (the “Shares”) are to be sold by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”).  Of the Shares, 3,102,000 are issuable upon conversion of shares of the Company’s Series A Convertible Preferred Stock (the “Conversion Shares”), par value $.01 per share (the “Series A Preferred Stock”), 233,000 are currently outstanding (the “Outstanding Shares”) and 115,000 are issuable upon the exercise of employee stock options held by certain of the Selling Stockholders (the “Option Shares” and together with the Outstanding Shares, the “Secondary Shares”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.             An executed copy of the Registration Statement.

2.                                       The Charter of the Company as certified by the Maryland State Department of Assessments and Taxation on February 24, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.                                       The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.                                       A certificate of good standing of the Company issued by the Maryland State Department of Assessments and Taxation dated February 24, 2004.

5.                                       The proposed form of Underwriting Agreement among the Company, the Selling Stockholders and the several Underwriters to be named therein, for whom  Credit Suisse First Boston LLC will act as representative, to be filed as Exhibit 1.1 to the Registration Statement.

6.                                       Resolutions of the Board of Directors of the Company dated November 28, 2000, October 30, 2002 and July 30, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance of the Series A Preferred Stock and arrangements in connection therewith.

7.                                       Resolutions of the Board of Directors of the Company dated July 24, 1996 relating to the original issuance of the Secondary Shares, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

8.                                       Resolutions of the Board of Directors of the Company dated November 28, 2000, April 23, 2001 and  August 1, 2001 relating to the approval of the Company’s stock option plan and related stock option agreements and the grant of stock options to certain of the Selling Stockholders.

9.                                       Resolutions of the Compensation Committee of the Board of Directors of the Company dated Feburary 13, 2003, April 6, 2001, May 14, 2001 and July 3, 2001 relating to the grant of stock options to certain of the Selling Stockholders.

10.                                 A certificate of the Secretary of the Company dated the date hereof as to certain facts relating to the Company.

                                In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

                             Based upon, subject to and limited by the foregoing, we are of the opinion that:

                             (a)           Following the issuance of the Conversion Shares upon due conversion of the Series A Preferred Stock pursuant to its terms, the Conversion Shares will be validly issued, fully paid, and nonassessable under the Maryland General Corporation Law, as amended.

                             (b)           Assuming receipt by the Company of the consideration for the Outstanding Shares specified in the resolutions of the Board of Directors relating to the original issuance of the Outstanding Shares, the Outstanding Shares are validly issued, fully paid and nonassessable under the Maryland General Corporation Law, as amended.

                             (c)           Assuming the due and proper exercise of the related employee stock options in accordance with the terms thereof, the Option Shares will be validly issued, fully paid and nonassessable under the Maryland General Corporation Law, as amended.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.